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                                                                    EXHIBIT 99.1


[LIBBEY LOGO]                                                   LIBBEY INC.
                                                                300 MADISON AVE
                                                                P.O. BOX 10060
                                                                TOLEDO, OH 43699

NEWS RELEASE


AT THE COMPANY:                     AT FRB | WEBER SHANDWICK:
KENNETH WILKES    KENNETH BOERGER   SUZY LYNDE
VP/CFO            VP/TREASURER      ANALYST INQUIRIES
(419) 325-2490    (419) 325-2279    (312) 640-6772


FOR IMMEDIATE RELEASE

TUESDAY, APRIL 22, 2003


     LIBBEY INC. EXPECTS EXPIRING STOCK OPTIONS TO BE EXERCISED IN 2003


TOLEDO, OHIO, APRIL 22, 2003--Libbey Inc. (NYSE: LBY) announced that members of its executive management team hold stock options in Libbey Inc. that will be expiring within the next few months. As a result, four executives will be entering into plans to exercise these stock options and sell a portion of their shares in Libbey Inc.

These sales will represent only a portion of the beneficial ownership interest of these executives in shares of Libbey Inc. and will be made to pay related taxes and as part of prudent diversification. The executives will continue to retain a beneficial ownership in Libbey Inc. that is substantial relative to their compensation. The sales will be accomplished through stock trading plans pursuant to Rule 10b5-1 under the Securities and Exchange Act of 1934.

In August 2000, the Securities and Exchange Commission adopted Rule 10b5-1. That rule recognizes the creation of formal programs under which executives and other "insiders" may sell the securities of publicly traded companies on a regular basis pursuant to written plans that are entered into before the plan participants become aware of material nonpublic information and that otherwise comply with the requirements of Rule 10b5-1.

The Libbey Inc. executives entering into Rule 10b5-1 trading plans are John F. Meier, Chairman and Chief Executive Officer, Richard I. Reynolds, Executive Vice President and Chief Operating Officer, Arthur H. Smith, Vice President and General Counsel and Kenneth G. Wilkes, Vice President, Chief Financial Officer and Head-International Operations. The plans call for selling up to an aggregate of 312,520 shares of common


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Libbey, Inc.
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stock over a predetermined period of time without subsequent control over the timing of specific transactions by the plan participants. The plans for Messers. Meier, Reynolds and Smith will expire in June 2003. Mr. Wilkes' plan will expire in August 2003.

As of March 25, 2003, the above-mentioned executives had beneficial ownership of 776,194 shares as disclosed in the Company's Proxy Statement dated March 31, 2003. Under each Rule 10b5-1 plan an independent broker will execute the trades pursuant to selling parameters established by the plan participant when entering into the plan without further direction from the participant.

The plans for these executives will relate to stock issuable pursuant to the exercise of stock options that were granted at or around the time Libbey Inc. went public in June 1993. These options expire without value during 2003.



Libbey Inc.:

-     is a leading producer of glass tableware in North America;

-     is a leading producer of tabletop products for the foodservice industry;

-     exports to more than 75 countries; and,

- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in The Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, The Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry, including: ware washing racks, trays, dispensers, bar supply, tabletop, food preparation items and brushes. In 2002, Libbey Inc.'s net sales totaled $433.8 million.



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